CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-289750 on Form S-6 of our report dated September 25, 2025, relating to the financial statements of FT 12500, comprising 60/40 Strategic Allocation Port. 4Q '25 - Term 1/19/27 (60/40 Strategic Allocation Portfolio, 4th Quarter 2025 Series) and 75/25 Strategic Allocation Port. 4Q '25 - Term 1/19/27 (75/25 Strategic Allocation Portfolio, 4th Quarter 2025 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 25, 2025